Exhibit 99.1

Contact:

Ina Cu

Investor Relations

650-462-5900

DEPOMED REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

MENLO PARK, Calif., Nov. 1, 2007 — Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the third quarter ended September 30, 2007.

Depomed reported net income of $44.3 million, or $0.92 per share for the third quarter of 2007 compared to a net loss of $(12.6) million or $(0.31) per share for the third quarter of 2006.  The net income for the 2007 third quarter is primarily attributable to the termination of the company’s license and supply agreements with Esprit Pharma for ProQuin® XR, which resulted in recognition of $46.1 million in license revenue, $2.5 million in royalty revenue, and a $5.0 million one-time termination gain.

Cash, cash equivalents and marketable securities as of September 30, 2007 was $45.8 million, compared to $33.6 million as of December 31, 2006.  This does not include the $30 million payment received in October 2007 pursuant to the company’s previously disclosed termination agreement with King Pharmaceuticals.

Product sales for GLUMETZA™ were $3.8 million for the third quarter of 2007, compared to $2.5 million in the second quarter of 2007, representing a 53% quarter-over-quarter growth.  Operating expenses for the quarter ended September 30, 2007 were $8.2 million compared to $13.8 million for the same period in 2006.  The decrease was primarily due to the one-time gain of $5.0 million on termination of the Esprit agreements, which is included in operating expenses for the third quarter of 2007.  Stock-based compensation expense for the third quarter of 2007 was $0.4 million.

“The third quarter was highlighted by several important events as we continue to build momentum toward achieving our development and operational goals,” said Carl A. Pelzel, president and chief executive officer of Depomed.  “We are pleased to see increasing prescriptions for GLUMETZA, and we will continue to support King Pharmaceuticals in fulfilling its promotion obligations through the end of the year while we identify a new marketing partner.  We realigned ourselves with a new marketing partner for ProQuin XR, Watson Pharmaceuticals, and we look forward to growth in ProQuin XR prescriptions in the near future.  We completed enrollment on a Phase 2 trial for Gabapentin GR for the treatment of menopausal hot flashes and are on track to report preliminary results in the first quarter of 2008.”

Third Quarter and Other Recent Highlights

•                  In October 2007, Depomed terminated its promotion agreement with King Pharmaceuticals for GLUMETZA.  King paid Depomed $30 million in termination and other fees and will fulfill its promotion obligations through December 31, 2007.  Discussions with potential new marketing partners are underway.

•                  In September 2007, the company completed enrollment of 124 patients in a Phase 2 trial for Gabapentin GR for the treatment of menopausal hot flashes.  The company expects to report preliminary results in the first quarter of 2008.

•                  In August 2007, the company announced positive results from a Phase 2a pharmacokinetic/pharmacodynamic proof-of-concept study of patients suffering with nocturnal acid breakthrough associated with gastroesophageal reflux disease (GERD).  The study demonstrated the potential clinical advantages of the delivery of omeprazole in two evening pulses.

•                  In July 2007, Depomed terminated its license and supply agreements with Esprit Pharma for ProQuin XR, received $17.5 million in payments from Esprit, and regained all rights to the product.  In the same month, the company entered into an agreement with Watson Pharmaceuticals to promote ProQuin XR to the urology and long-term care specialties in the United States, and in September 2007, the agreement was expanded to grant Watson the right to promote to the Ob/Gyn specialty as well.

•                  In July 2007, the company announced results of a Phase 3 trial for Gabapentin GR for the treatment of postherpetic neuralgia (PHN).  The primary endpoint of the study was not achieved with statistical significance for either active treatment regimen, as compared to placebo, over the ten-week treatment period.  However, important secondary endpoints related to safety and efficacy were achieved, and the trial yielded encouraging potential for a once-daily dosing regimen.  The company is pursuing discussions with potential development and marketing partners for Gabapentin GR for PHN.

Conference Call

Depomed will host a conference call and webcast to discuss third quarter 2007 financial results and other aspects of its business today, Thursday, Nov.1, at 5:00 p.m. ET.  The webcast can be accessed on the investor section of the Depomed website at www.depomedinc.com.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with two approved products on the market and other product candidates in its pipeline.  The company utilizes its proven, proprietary AcuFormTM drug delivery technology to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract.  Benefits of AcuForm-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy.  GLUMETZATM (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes in the United States and is being marketed in Canada by Biovail Corporation. ProQuin® XR (ciprofloxacin hydrochloride) extended release tablets are approved in the United States for the once-daily treatment of uncomplicated urinary tract infections and is being marketed in the United States within the urology and Ob/Gyn specialties by Watson Pharmaceuticals.  Product candidate Gabapentin GR is currently in clinical development for the treatment of two pain indications. A Phase 2 clinical trial of Gabapentin GR in menopausal hot flashes is also underway.  Additional information about Depomed may be found on its web site, www.depomedinc.com.

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. The inclusion of forward-looking statements, including those related to the commercialization of our marketed products, expectations regarding clinical development, discussions with potential development and marketing partners, and potential benefits of our products and product candidates, should not be regarded as a representation that any of our plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation, risks and uncertainties related to: our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; our ability to successfully commercialize our products; the success of our collaborative arrangements with development and commercialization partners; and other risks detailed in our filings with the Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to revise or update this release to reflect events or circumstances that occur after the date of this release.

-Financial Charts to Follow-

DEPOMED, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Product sales	$3,832	$—	$7,666	$1,265
Royalties	2,546	66	2,625	495
License revenue	46,481	893	50,003	2,679
Collaborative revenue	1	—	3	75
Total revenues	52,860	959	60,297	4,514

Costs and expenses:
Cost of sales	724	320	1,598	1,445
Research and development	4,724	6,436	19,425	18,888
Selling, general and administrative	8,483	7,328	21,033	16,157
Gain on termination of Esprit Pharma agreement	(5,000)	—	(5,000)	—
Total costs and expenses	8,931	14,084	37,056	36,490

Income (loss) from operations	43,929	(13,125)	23,241	(31,976)

Interest and other income	638	492	1,504	1,673

Net income (loss) before income taxes	44,567	(12,633)	24,745	(30,303)

Provision for income taxes	(248)	—	(252)	—

Net income (loss)	44,319	(12,633)	24,493	(30,303)

Deemed dividend on preferred stock	(174)	(165)	(511)	(500)

Net income (loss) applicable to common stock shareholders	$44,145	$(12,798)	$23,982	$(30,803)

Basic net income (loss) applicable to common stock shareholders per common share	$0.93	$(0.31)	$0.53	$(0.74)

Diluted net income (loss) applicable to common stock shareholders per common share	$0.92	$(0.31)	$0.52	$(0.74)

Shares used in computing basic net income (loss) per common share	47,630,945	41,776,362	45,334,269	41,382,662

Shares used in computing diluted net income (loss) per common share	47,786,334	41,776,362	45,793,193	41,382,662

DEPOMED, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands, except share and per share amounts)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$9,584	$14,574
Marketable securities	20,033	16,985
Accounts receivable	3,045	7,127
Unbilled accounts receivable	11	1,955
Inventories	3,851	4,483
Prepaid and other current assets	1,420	2,756
Total current assets	37,944	47,880
Marketable securities	16,229	1,999
Property and equipment, net	1,860	2,541
Other assets	197	197
	$56,230	$52,617
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,040	$4,886
Accrued compensation	1,510	1,818
Accrued clinical trial expense	27	726
Accrued promotion fee expense	2,150	2,340
Other accrued liabilities	4,426	3,088
Deferred product sales	4,735	4,825
Deferred license revenue	1,454	4,600
Other current liabilities	56	56
Total current liabilities	15,398	22,339
Deferred license revenue, non-current portion	21,126	57,483
Other long-term liabilities	42	84
Commitments
Shareholders’ equity (deficit):
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively, with an aggregate liquidation preference of $18,159	12,015	12,015
Common stock, no par value, 100,000,000 shares authorized; 47,630,945 and 42,029,411 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	167,184	144,820
Accumulated deficit	(159,618)	(184,111)
Accumulated other comprehensive gain (loss)	83	(13)
Total shareholders’ equity (deficit)	19,664	(27,289)
	$56,230	$52,617

(1)   Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.